EV Energy Partners Announces Public Offering of Common Units

HOUSTON, TX, March 3, 2011 (MARKETWIRE via COMTEX News Network) -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced that it has commenced an underwritten public offering of 3.0 million of its common units representing limited partner interests. The Partnership also intends to grant the underwriters a 30-day option to purchase up to 450,000 additional common units to cover over-allotments, if any.

The Partnership intends to use the net proceeds from the offering, including the proceeds from any exercise of the over-allotment option of common units, to repay indebtedness under its existing revolving credit facility.

RBC Capital Markets, Citi, Credit Suisse, J.P. Morgan, Raymond James and Wells Fargo will act as joint book-running managers of the underwritten offering of common units.  This offering of common units will be made only by means of a preliminary prospectus supplement and the accompanying base prospectus, copies of which may be obtained from:

RBC Capital Markets, LLC
Attn:  Equity Syndicate
Three World Financial Center
200 Vesey Street, 8th Floor
New York, New York 10281
Telephone:  (877) 822-4089

Citigroup Global Markets Inc.
Attn: Prospectus Department
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, New York 11220
Email:  batprospectusdept@citi.com
Telephone:  (800) 831-9146

Credit Suisse Securities (USA) LLC
One Madison Avenue
New York, New York 10010
Attn: Prospectus Department
Telephone: (800) 221-1037

J.P. Morgan Securities LLC
via Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
Telephone: (866) 803-9204

Raymond James & Associates, Inc.
Attn:  Equity Syndicate
880 Carillon Parkway
St. Petersburg, Florida  33716
Telephone:  (800) 248-8863

Wells Fargo Securities, LLC
Attn: Equity Syndicate Dept.
375 Park Avenue
New York, New York 10152
Email: cmclientsupport@wellsfargo.com
Telephone: (800) 326-5897

An electronic copy of the preliminary prospectus supplement and accompanying base prospectus may also be obtained at no charge at the Securities and Exchange Commission's website at www.sec.gov.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties.

The common units are being offered pursuant to an effective registration statement that the Partnership previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

(code #: EVEP/G)

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect the Partnership’s expectations or forecasts based on assumptions made by the Partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. The risks are further described in the Partnership’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston
Michael E. Mercer
713-651-1144
http://www.evenergypartners.com